Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2016, relating to the financial statements and financial highlights which appear in the April 30, 2016 Annual Report to Shareholders of IQ Hedge Multi-Strategy Plus Fund (a separate fund of IndexIQ Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

March 10, 2017